NSAR ITEM 77O
July 1, 2002 - December 31, 2002
Van Kampen Pace Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1            Wellchoice Inc. Bear        95,800      0.574      11/07/02
                                 Stearns


Underwriters for #1
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Smith Barney Inc.
Goldman, Sachs & Co.
Credit Suisse First Boston Corporation
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
McDonald Investments Inc.
Muriel Siebert & Co., Inc.
U.S. Bancrop Piper Jaffray Inc.
Wells Fargo Brokerage Services, LLC